Registration Statement No. 333-199784

Filed pursuant to Rule 424(b)(3)

Amendment dated August 6, 2015 to

Pricing Supplement No. 5, dated November 13, 2014 to Prospectus Supplement and Prospectus each dated November 3, 2014 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 3, 2015 and August 4, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,500,000	59.514%	$2,678,130	July 10, 2015
$25,000,000	59.514%	$14,878,500	July 10, 2015
$1,000,000	59.514%	$595,140	July 10, 2015

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$30,500,000	59.514%	$18,151,770	$2,109.24(1)

(1)            The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of this pricing supplement, there are unused registration fees of $20,765.38 that have been paid in respect of the securities covered by pricing supplement No. 5 under the registration statement on Form F-3 (No. 333-199784) of which this pricing supplement is a part. After giving effect to the registration fee for these offerings, $18,656.14 remain available for future offerings for such pricing supplement described above.